UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2026

Qnity Electronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42619	33-3002745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

974 Centre Road,	Building 735	19805
Wilmington,	Delaware
(Address of principal executive offices)		(Zip Code)
1 (302) 450-5700
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	Q	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2026, Qnity Electronics, Inc. (the “Company”) announced the appointment of Ken Rizvi as Senior Vice President and Chief Financial Officer of the Company, effective October 1, 2026 (the “Effective Date”). On the Effective Date, Michael Goss will cease serving as the Company’s Interim Chief Financial Officer and will serve as Vice President, Finance & Controllership and Principal Accounting Officer.

Mr. Rizvi, age 51, most recently served as Senior Vice President and Chief Financial Officer at Synaptics, a fab AI-native edge and mixed signal semiconductor solutions company, a position he held since July 2024. Prior to joining Synaptics Mr. Rizvi served as Senior Vice President and Chief Financial Officer of Penguin Solutions, Inc. (previously named SMART Global Holdings), a company that designs, builds, deploys and manages high-performance, high-availability enterprise solutions, from February 2021 to June 2024. Prior to joining Penguin Solutions, Mr. Rizvi served as Senior Vice President and Chief Financial Officer of UTAC Holdings Ltd., a global semiconductor assembly and test services provider and Isola Group, a global materials sciences company. Prior to Isola, Mr. Rizvi held senior leadership roles at Micron Technology, Inc. and ON Semiconductor. Mr. Rizvi holds an Executive Master of Business Administration from the W.P. Carey School of Business at Arizona State University and a Bachelor of Arts in Economics from Yale University.

In connection with the appointment of Mr. Rizvi, the People and Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a compensation package for Mr. Rizvi. Mr. Rizvi will have an annual base salary of $600,000 and a target short-term incentive of 90% of his base salary. Mr. Rizvi will also receive a $10.0 million equity buyout award designed to replace the value and timing of forfeited equity awards. The buyout award is composed of 60% restricted stock units and 40% performance stock units, with a front-loaded vesting schedule intended to mirror the compensation opportunity being relinquished while promoting retention and alignment with shareholder value creation. Consistent with the terms of his forfeited equity awards, in the event of an involuntary termination without cause the restricted stock units will accelerate vesting and the performance stock units will remain outstanding and eligible for vesting based on the performance metrics. In addition, Mr. Rizvi will participate in the Company's 2026 executive incentive programs on the same basis as other executive officers, including a 2026 annual long-term incentive award valued at $5.5 million and eligibility for the full-year annual incentive opportunity, which remains subject to the achievement of applicable performance objectives. Mr. Rizvi will be eligible to participate in the Senior Executive Severance Plan (which is described under the heading “Potential Payments upon Termination or Change in Control” in the Company’s definitive proxy statement on Schedule 14A relating to its 2026 annual meeting of stockholders) at the same level as the Company’s named executive officers other than the Company’s Chief Executive Officer and will be eligible to receive limited perquisites, including financial planning services and an executive physical, consistent with those provided to other direct reports of the Chief Executive Officer.

There is no arrangement or understanding with any person pursuant to which Mr. Rizvi was appointed as the Company’s Chief Financial Officer, and there are no family relationships between Mr. Rizvi and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Rizvi and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on August 21, 2026, furnished as Exhibit 99.1, and incorporated herein by reference, regarding Mr. Rizvi’s appointment as Senior Vice President and Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
99.1	Press Release of Qnity Electronics, Inc., dated August 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNITY ELECTRONICS, INC.

By:	/s/ Peter W. Hennessey
Name:	Peter W. Hennessey
Title:	SVP and General Counsel

Date: August 21, 2026
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